Exhibit 10.4

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

)
UNITED STATES OF AMERICA,	)
)
and	)
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STATE OF ILLINOIS	)
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and	)
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STATE OF NEW YORK	)
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and	)
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COMMONWEALTH OF MASSACHUSETTS,	)
)
Plaintiffs,	)
	)	Civil Action No.
v.	)
	)	Filed:
)
MARQUEE HOLDINGS, INC.	)
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and	)
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LCE HOLDINGS, INC.	)
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Defendants.	)
)

HOLD SEPARATE STIPULATION AND ORDER

It is hereby stipulated by and between the undersigned parties, subject to approval and entry by this Court, that:

I.

DEFINITIONS

As used in this Hold Separate and Stipulation Order:

A.                                   “Acquirer” or “Acquirers” means the entity or entities to whom AMC and Loews divest the Theatre Assets.

B.                                     “AMC” means defendant Marquee Holdings, Inc., a Delaware corporation with its headquarters in Kansas City, Missouri, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

C.                                     “Loews” means defendant LCE Holdings, Inc., a Delaware corporation with its headquarters in New York City, New York, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

D.                                    “Theatre Assets” means the first-run, commercial motion picture theatre businesses operated by AMC and Loews under the following names and at the following locations:

Theatre Name	Theatre Address
City North 14	2600 N. Western Ave. Chicago, IL
Fenway 13	201 Brookline Ave. Boston, MA
Meridian 16	1501 7th Ave. Seattle, WA
Webster Place 11	1471 W. Webster Avenue Chicago, IL
E-Walk 13	247 W. 42nd St. New York, NY
Keystone Park 16	13933 N. Central Expressway Dallas, TX

and includes:

1.                                       All tangible assets that comprise the first-run, commercial motion picture theatre business including all equipment, fixed assets and fixtures, personal property, inventory, office furniture, materials, supplies, and other tangible property and all assets used in connection with the Theatre Assets; all licenses, permits and authorizations issued by any governmental organization relating to the Theatre Assets; all contracts, agreements, leases, commitments, certifications, and understandings, relating to the Theatre Assets, including supply agreements; all customer lists, contracts, accounts, and credit records; all repair and performance records and all other records relating to the Theatre Assets;

2.                                       All intangible assets used in the development, production, servicing and sale of Theatre Assets, including, but not limited to all licenses and sublicenses, intellectual property, technical information, computer software (except defendants’ proprietary software) and related documentation, know-how, drawings, blueprints, designs, specifications for materials, specifications for parts and devices, quality assurance and control procedures, all technical manuals and information defendants provide to their own employees, customers, suppliers, agents or licensees, and all research data relating to the Theatre Assets. Provided however, that this term does not include (a) any right to use or interest in defendants’ copyrights, trademarks, trade names, service marks or service names, or (b) assets that the defendants do not own and are not legally able to transfer.

II.

OBJECTIVES

The Final Judgment filed in this civil action is meant to ensure the Defendants’ prompt divestiture of the Theatre Assets for the purpose of establishing viable competitors in the exhibition of first-run, commercial motion pictures in order to remedy the effects that the United States alleges would otherwise result from AMC’s acquisition of Loews. This Hold Separate Stipulation and Order ensures, prior to such divestiture[s], that the Theatre Assets will remain economically viable and ongoing business concerns and that competition in the various markets in which these theatres are located is maintained and not diminished during the pendency of the ordered divestiture[s].

III.

JURISDICTION AND VENUE

This Court has jurisdiction over the subject matter of this action and over each of the parties hereto, and venue of this action is proper in the United States District Court for the Southern District of New York.

IV.

COMPLIANCE WITH AND ENTRY OF FINAL JUDGMENT

A.                                   The parties stipulate that a Final Judgment in the form hereto attached as Exhibit A, may be filed with and entered by this Court, upon the motion of any party or upon this Court’s own motion, at any time after compliance with the requirements of the Antitrust Procedures and Penalties Act, 15 U.S.C. § 16, and without further notice to any party or other proceedings, provided that the United States has not withdrawn its consent, which it may do at any time before the entry of the proposed Final Judgment by serving notice thereof on Defendants and by filing that notice with this Court.

B.                                     Defendants shall abide by and comply with the provisions of the proposed Final Judgment, pending the entry of the Final Judgment by this Court, or until expiration of time for all appeals of any court ruling declining entry of the proposed Final Judgment. From the date of the signing of this Hold Separate Stipulation and Order by the parties, the Defendants shall comply with all the terms and provisions of the proposed Final Judgment as though the same were in full force and effect as an order of this Court.

C.                                     Defendants shall not consummate the transaction sought to be enjoined by the Complaint herein before the Court has signed this Hold Separate Stipulation and Order.

D.                                    This Hold Separate Stipulation and Order shall apply with equal force and effect to any amended proposed Final Judgment agreed upon in writing by the parties and submitted to this Court.

E.                                      In the event that (1) the proposed Final Judgment is not entered pursuant to this Hold Separate Stipulation and Order, the time has expired for all appeals of any court ruling declining entry of the proposed Final Judgment, and this Court has not otherwise ordered continued compliance with the terms and provisions of the proposed Final Judgment, or (2) the United States has withdrawn its consent, as provided in Section IV.A above, then the parties are released from all further obligations under this Hold Separate Stipulation and Order, and the making of this Hold Separate Stipulation and Order shall be without prejudice to any party in this or any other proceeding.

F.                                      Defendants represent that the divestiture[s] ordered in the proposed Final Judgment can and will be made, and that the Defendants will later raise no claim of mistake, hardship, or difficulty of compliance as grounds for asking this Court to modify any of the provisions contained therein.

V.

HOLD SEPARATE PROVISIONS

Until each divestiture required by the Final Judgment has been accomplished:

A.                                   Defendants shall, except as is necessary to carry out their obligations under this Hold Separate Stipulation and Order and the proposed Final Judgment, or to comply with other legal obligations, take all steps necessary to ensure that the Theatre Assets will be maintained and operated as ongoing, economically viable and active competitors in the exhibition of first-run, commercial motion pictures. Defendants shall maintain the viability, marketability, and competitiveness of the Theatre Assets, and shall not cause the wasting or deterioration of the Theatre Assets, nor shall they cause the Theatre Assets to be operated in a manner inconsistent with applicable laws, nor shall they sell, transfer, encumber, or otherwise impair the viability, marketability or competitiveness of the Theatre Assets. Defendants shall conduct the business of the Theatre Assets in the regular and ordinary course and in accordance with past practice, except as otherwise approved by the United States, and shall use their best efforts to preserve the existing relationships with suppliers, customers, employees, and others having business relations with the Theatre Assets. Defendants shall use their best efforts to keep the organization and properties of each of the Theatre Assets intact, including current business operations, physical facilities, and working conditions. Within twenty (20) days after the entry of the Hold Separate Stipulation and Order, the Defendants will inform the United States of the steps taken to comply with the Hold Separate Stipulation and Order and shall provide to the United States and to the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate, sufficient and periodic data and reports on an ongoing basis such that the plaintiffs are able to monitor the performance of the Theatre Assets prior to divestiture. The United States, in its sole discretion, after consultation with the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate, shall determine the frequency and sufficiency of the data and reports.

B.                                     Defendants shall use all reasonable efforts to maintain and increase the sales, and revenue of the Theatre Assets, and shall maintain research, design, product and service improvement, promotional, advertising, sales, technical assistance, marketing, and merchandising support for the Theatre Assets at 2005 or previously approved 2006 levels, whichever are higher.

C.                                     Defendants shall provide sufficient working capital and lines and sources of credit to continue to maintain the Theatre Assets as economically viable and competitive, ongoing businesses, consistent with the requirements of Sections V.A and V.B.

D.                                    Defendants shall take all steps necessary to ensure that the Theatre Assets are fully maintained in operable condition at no less than current capacity, and shall maintain and adhere to normal product and service improvement, upgrade, repair, and maintenance schedules for the Theatre Assets.

E.                                      Defendants shall not, except as part of a divestiture approved by the United States in accordance with the terms of the proposed Final Judgment, remove, sell, lease, assign, transfer, pledge, or otherwise dispose of any of the Theatre Assets.

F.                                      Defendants shall maintain, in accordance with sound accounting principles, separate, accurate and complete financial ledgers, books, and records that report on a periodic basis, such as the last business day of every month, consistent with past practices, the assets, liabilities, expenses, revenues, and income of the Theatre Assets.

G.                                     Defendants shall take no action that would jeopardize, delay, or impede the sale of the Theatre Assets.

H.                                    Defendants shall not hire, transfer, terminate, or reduce the salary agreements of any employee whose primary responsibilities relate to the Theatre Assets, except for transfer bids initiated by employees pursuant to the Defendants’ regular, established job-posting policy or as is otherwise consistent with this Hold Separate Stipulation and Order. Defendants shall provide the United States with ten (10) calendar days notice of any such transfer.

I.                                         Within ten (10) days of the entry of this Hold Separate Stipulation and Order the Defendants shall appoint, subject to the approval of the United States, a person or persons to oversee the Theatre Assets, respectively, who will also be responsible for the Defendants’ compliance with this section. This person or persons shall have complete managerial responsibility for the Theatre Assets, respectively, subject to the provisions of the Final Judgment. This person shall take all reasonable steps to ensure that operational information and competitively sensitive information regarding the Theatre Assets is held separate from AMC’s current operations, and not distributed to anyone with operational authority over theatres that compete with the Theatre Assets. In the event that any such person is unable to perform his or her duties the Defendants shall appoint, subject to the approval of the United States, a replacement within ten (10) working days. Should the Defendants fail to appoint a replacement acceptable to the United States within this time period, the United States shall appoint a replacement.

J.                                        Defendants shall take no action that would interfere with the ability of any trustee appointed pursuant to the Final Judgment to complete the divestiture[s] required by the Final Judgment to Acquirers acceptable to the United States.

K.                                    This Hold Separate Stipulation and Order shall remain in effect until consummation of the divestiture[s] required by the proposed Final Judgment or until further order of the Court.

ORDER

It is SO ORDERED this       day of        200  .

United States District Judge

Respectfully submitted,

FOR PLAINTIFF UNITED STATES

OF AMERICA:

/s/ William H. Jones II
William H. Jones II (WJ 2563) Allen P. Grunes (AG 4775) Gregg I. Malawer (GM 6467) Avery W. Gardiner (AG 2011) Joan Hogan (JH 5666)

Attorneys

Bernard M. Hollander (BH 0818)

Senior Trial Attorney

U.S. Department of Justice

Antitrust Division

Litigation III Section

325 Seventh Street, N.W., Suite 300

Washington, D.C. 20530

Tel: (202) 514-0230

Fax: (202) 307-9952

Dated: December 20, 2005.

FOR PLAINTIFF STATE OF NEW YORK:
Eliot Spitzer, Attorney General

/s/ Jay L. Himes
By: Jay L. Himes (JH 7714) Chief, Antitrust Bureau

/s/ Richard E. Grimm
Richard E. Grimm (RG 6891) Assistant Attorney General

Antitrust Bureau
Office of the Attorney General
120 Broadway, Room 26C62
New York, New York 10271-0332
Tel: (212) 416-8282, (212) 416-8280
Fax:(212) 416-6015

FOR PLAINTIFF STATE OF ILLINOIS:
Lisa Madigan, Attorney General

/s/ Robert W. Pratt
By: Robert W. Pratt (RP 7924)
Chief, Antitrust Bureau
Office of the Attorney General
State of Illinois
100 West Randolph Street
13th Floor
Chicago, Illinois 60601
(312) 814-3722

Kavita Puri
Assistant Attorney General
OF COUNSEL

FOR PLAINTIFF COMMONWEALTH OF MASSACHUSETTS

Thomas F. Reilly, Attorney General

/s/ Jeffrey S. Shapiro
By: Jeffrey S. Shapiro (JS 5521) Mary B. Freeley (MF 1359) Assistant Attorneys General Office of the Attorney General Commonwealth of Massachusetts One Ashburton Place Boston, MA 02108 (617) 727-2200

FOR DEFENDANT AMC:

/s/ Ilene Knable Gotts
Ilene Knable Gotts (NY Bar 2797181) Damian G. Didden (NY Bar 4163408) Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Tel: (212) 403-1113 Fax:(212) 403-2113

FOR DEFENDANT LOEWS:

/s/ Deborah L. Feinstein
Deborah L. Feinstein Arnold & Porter LLP 555 Twelfth Street, NW Washington, D.C. 20004 Tel: (202) 942-5015 Fax: (202) 942-5999